Exhibit (e)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 16, 2018, between IndexIQ ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of one or more portfolios (each a “Fund” and collectively the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority, Inc.;

WHEREAS, the Trust and ALPS are parties to a distribution agreement, as amended, attached hereto as Exhibit 1 (“Prior Distribution Agreement”);

WHEREAS, on January 11, 2018, DST Systems, Inc. (“DST”), the ultimate parent company of ALPS (as of that date), announced that it had entered into a definitive agreement under which SS&C Technologies Holdings, Inc. (“SS&C”) will acquire all of the outstanding common stock of DST (the “Transaction”);

WHEREAS, upon completion of the Transaction, SS&C will have indirect controlling interest in ALPS and, as such, the Transaction may result in an “assignment” (as such term is defined under the 1940 Act) of the Prior Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and, as a result of an assignment, the Prior Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the possible assignment and change in control of ALPS in connection with the Transaction, ALPS and the Trust wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	Appointment. The Trust hereby appoints ALPS to provide the distribution services set forth in the Prior Distribution Agreement, attached hereto as Exhibit 1.

2.	Incorporation. Except as provided below in Section 3, all terms, conditions, representations, warranties and covenants contained in the Prior Distribution Agreement, attached hereto as Exhibit 1, are incorporated herein by reference.

3.	Conflicts.

(a)	To the extent any defined term within the main body of this Agreement (“Main Body”; for the avoidance of doubt, the term “Main Body” excludes Exhibit 1 and any future exhibit to this Agreement (each, a “Future Exhibit”)) conflicts with a defined term provided in Exhibit 1, the defined term included in the Main Body shall control and the conflicting defined term within Exhibit 1 is hereby replaced with the defined term contained within the Main Body.

(b)	To the extent there is any other conflict between the Main Body and Exhibit 1, the Main Body shall control.

(c)	To the extent there is a conflict between Exhibit 1 and a Future Exhibit, the Future Exhibit shall control.

4. Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect (where applicable), continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of the Trust, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

5.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

6.	Amendments. This Agreement may only be amended by the parties in writing.

7.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts and the 1940 Act and the rules thereunder. To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

8.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instruction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INDEXIQ ETF TRUST

By:       /s/ Jonathan Zimmerman

Name:  Jonathan Zimmerman

Title:     Executive Vice President

ALPS DISTRIBUTORS, INC.

By:       /s/ Steven B. Price

Name:  Steven B. Price

Title:     Senior Vice President & Director of Distribution Services

EXHIBIT 1

[Prior Distribution Agreement]

DISTRIBUTION AGREEMENT

Distribution Agreement (the “Agreement”) made this 1st day of November, 2011, by and between IndexIQ Trust, a Delaware trust (the “Trust”) and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a “Fund” and collectively, the “Funds”);

WHEREAS, the Trust and Distributor are party to a Distribution Agreement dated July 13, 2009,, attached hereto as Exhibit A and incorporated herein by reference (the “Distribution Agreement”) whereby the Trust retained the Distributor to promote and distribute the shares of the Funds.

WHEREAS, on July 19, 2011, ALPS Holdings, Inc., (“AHI”) the parent company of the Distributor, entered into a merger agreement pursuant to which AHI agreed to be acquired by DST Systems, Inc. (“DST”) (the “Transaction”); the acquisition also includes an indirect controlling interest in the Distributor;

WHEREAS, upon completion of the Transaction, the Transaction may result in an “assignment”, as such term is defined under the Investment Company Act of 1940, as amended, (the “1940 Act”) of the Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and a result of the assignment, henceforth the Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the proposed assignment and change in control of the Distributor in connection with the Transaction, the Distributor and Trust wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Trust and the Distributor agree as follows:

1.	Appointment. The Trust hereby appoints the Distributor to provide the distribution services set forth in the Distribution Agreement.

2.	All terms, conditions, representations and warranties contained in the Distribution Agreement are incorporated herein by reference and both the Trust and Distributor hereby agree that unless specified elsewhere in this Agreement, all terms, conditions, representations and warranties contained in the this Agreement, including the

Distribution Agreement attached hereto as Exhibit A and incorporated herein by reference, constitutes the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated herein, including the Distribution Agreement.

  Duration and Termination. This Agreement shall be effective on the date first set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Trustees, and by the vote of those Trustees who are not “interested persons” of the Trust (the “Independent Trustees”) and, if a plan under Rule 12b-1 under the 1940 Act is in effect, by the vote of those Trustees who are not “interested persons” of the Trust and who are not parties to such plan or this Agreement and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of majority of the Independent Trustees or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on at least sixty (60) days prior written notice to the Distributor. In addition, this Agreement may be terminated at any time by the Distributor upon at least sixty (60) days prior written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment. As such in this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.

  Amendment. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

  Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.	All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Distribution Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS DISTRIBUTORS, INC.

By: /s/Thomas A. Carter

Name: Thomas A. Carter

Title: President

INDEXIQ ETF TRUST

By: /s/ Greg Bassuk

Name: Greg Bassuk

Title: Chief Operating Officer

Exhibit A

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of September 25, 2008, between IndexIQ ETF Trust, a Delaware trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is an open-end non-diversified management investment company organized as a series trust and offering a number of portfolios of securities, each investing primarily in equity securities selected to reflect the performance of a particular market index, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Fund intends to create and redeem shares of beneficial interest, par value $.001 per Share (the “Shares”) of each portfolio on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement;

WHEREAS, the Shares of each portfolio will be listed on a national securities exchange (the “Listing Exchange”) and traded under the symbols set forth in Appendix A hereto;

WHEREAS, the Fund desires to retain ALPS to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of each portfolio, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Fund’s prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Shares and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support; and

WHEREAS, ALPS desires to provide the services described herein to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.

4.	ALPS Appointment and Duties.

(a)	The Fund hereby appoints ALPS as the exclusive distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

5.	ALPS Compensation; Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, ALPS shall receive the compensation set forth in Appendix C hereto.

(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).

3.	Documents. The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms

“registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Insurance. ALPS agrees to maintain at its own expense fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to an open-end management investment company such as the Fund. ALPS shall notify the Fund upon receipt of notice of any material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. ALPS shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.

(a)	Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing, at its own expense (who may be counsel for the Fund, the Fund’s investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

6.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by the Fund (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of ALPS;

(iii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iv)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party, in each case in connection with the matters to which this Agreement relates;

(v)	ALPS’ reliance on any instruction, direction, notice, instrument or other information in connection with the matters to which this Agreement relates that ALPS reasonably believes to be genuine;

(vi)	loss of data or service interruptions in connection with the matters to which this Agreement relates caused by equipment failure not cured within a reasonable timeframe; or

(vii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)	ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential,

special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

7.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon termination of this agreement or receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

9.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Reasonable approval may not be withheld where ALPS may be exposed to regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information and shall notify the Fund of such disclosure. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

10.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

11.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It is registered as a broker-dealer under the 1934 Act and is a member of FINRA.

(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)	ALPS has conducted a review pursuant to Statement on Auditing Standards 70, Part II (“SAS 70”) as of the end of the 2007 calendar year and has made available to the Fund a report of such review and any updates thereto. Every year ALPS shall conduct a review pursuant to SAS 70 and will make available to the Fund for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent SAS 70 review and any other changes to ALPS’ business that would affect the business of the Fund or the Fund’s investment adviser.

12.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end [diversified/non-diversified] management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

13.	Duties of the Fund.
(a)	ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

(b)	The Fund agrees to issue Creation Unit aggregations of Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Fund may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the Prospectus.

(c)	The Fund agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Fund will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.

(d)	The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Fund will keep ALPS informed of the jurisdictions in which Creation Units of the Fund are authorized for sale and shall promptly notify ALPS of any change in this information.

14.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply the Fund with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

15.	Liaison with Accountants. ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

16.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

17. Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	Termination. This Agreement is terminable without penalty by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by ALPS, in each case on sixty (60) days’ written notice to the non-terminating party.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Fund without the prior written consent of ALPS.

19.	Limitation of Liability. The Declaration of Trust, establishing the Fund, which is hereby referred to and a copy of which is on file with the Secretary of State of the State of Delaware, provides that the Trustees shall be entitled to the protection against personal liability for the obligations of the Fund under Section 3803(b) of the Delaware Business Trust Act, as amended (the “DBTA”). It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust and under Section 3803 of the DBTA. ALPS understands that the rights and obligations of each series of shares of the Fund under the Declaration of Trust are separate and distinct from those of any and all other series.

20.	Severability; Survival. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions. Sections 6, 9 and 19 shall survive the termination of this Agreement.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

20.	Names. The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

21.	Amendments to this Agreement. This Agreement may only be amended as agreed in writing by both of the parties hereto.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.

1625 Broadway, Suite 2200

Denver, Colorado 80202

Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

IndexIQ ETF Trust

800 Westchester Ave

Suite N-611

Rye Brook, NY 10573

Attn: President

Fax: 914.697.4995

23.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, upon prior notification to and consent by the Fund, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IndexIQ ETF Trust

By:      /s/ Adam Patti

Name: Adam Patti

Title:   President

ALPS DISTRIBUTORS, INC.

By:       /s/Thomas A. Carter

Name:  Thomas A. Carter

Title     Managing Director

             Business Development

APPENDIX A

LIST OF PORTFOLIOS

IQ Hedge Multi-Strategy Composite ETF
IQ Hedge Global Macro ETF
IQ Hedge Long/Short Equity ETF
IQ Hedge Event-Driven ETF
IQ Hedge Market Neutral ETF

APPENDIX B

SERVICES

(a) The Fund grants to ALPS the exclusive right to receive all orders for purchases of Creation Units of each portfolio from participating parties (“Authorized Participants”) which have entered into a participant agreement with ALPS and the transfer agent in accordance with the registration statement (“Participant Agreements”) and to transmit such orders to the Fund in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Fund to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement. The Fund acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.

(b) ALPS agrees to act as agent of the Fund with respect to the continuous distribution of Creation Units of the Fund as set forth in the registration statement and in accordance with the provisions thereof. ALPS further agrees as follows: (a) ALPS shall enter into Participant Agreements among Authorized Participants, ALPS, and the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; and (d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

(c) (i) ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

(ii) ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Fund and related promotional activities, in the forms as approved by the Board of Directors or Trustees of the Fund. The Fund shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Funds with FINRA.

(d) ALPS shall provide toll-free lines, by way of the NYSE Arca, for direct investor and shareholder use between the hours of 9:00 a.m. and 8:00 p.m. Eastern standard time on each day the New York Stock Exchange is open for business, with appropriate FINRA licensed order taking and distribution services staff.

(e) All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Directors or Trustees of the Fund and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchange.

(f) Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the Shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.

(g) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Fund reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Fund, upon due notice to ALPS, if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

(h) ALPS is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for ALPS’ use.

(i) The Board of Directors or Trustees shall approve the form of any Soliciting Dealer Agreement to be entered into by ALPS.

(j) At the request of the Fund, ALPS shall enter into agreements, in the form specified by the Fund, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.

(k) ALPS shall ensure that all direct requests for prospectuses, statements of additional of information and periodic fund reports, as applicable, are fulfilled. In addition, ALPS shall arrange to provide the Listing Exchange with copies of prospectuses to be provided to purchasers in the secondary market. ALPS will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising the Listing Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by ALPS with FINRA, and (iii) as may otherwise be required by the SEC.

(l) ALPS agrees to make available, at the Fund’s request, one or more members of its staff to attend Board meetings of the Fund in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Directors or Trustees of the Fund.

(m) ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with

FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

APPENDIX C

COMPENSATION

Annual Fees

▪	Flat fee of $40,000 per fund per year. Such fee is subject to a $10,000 waiver per fund during year one of contract.

Out-of-pocket expenses

▪	FINRA filing fees.
▪	FINRA and State registration fees for registration of non-ALPS registered representatives, if applicable.
▪	12b-1 administration services, if applicable, would be negotiated separately.

Marketing fees

▪	ALPS has extensive marketing, graphic design, tele-servicing, training and distribution capabilities. Any expenses related to these activities would be negotiated separately.